STILLWATER HYDRO PARTNERS L.P.

                              FINANCIAL STATEMENTS

                     Years Ended December 31, 2004 and 2003

TABLE OF CONTENTS



                                                                    Page No.
                                                                    --------

INDEPENDENT AUDITORS' REPORT                                           1

FINANCIAL STATEMENTS

       Balance Sheets                                                  2

       Statements of Income and Partners' Capital                      3

       Statements of Cash Flows                                        4

       Notes to Financial Statements                                 5 - 8

                          INDEPENDENT AUDITORS' REPORT



To the Partners of
Stillwater Hydro Partners L.P.


We have audited the accompanying balance sheets of Stillwater Hydro Partners L.P. as of December 31, 2004 and 2003 and the related statements of income and partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because of the inadequacy of accounting records for periods prior to March 1991, we were unable to form an opinion regarding the amounts at which certain pre-development costs are recorded in the accompanying balance sheets totaling $540,711 and $567,185 at December 31, 2004 and 2003, respectively.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the accounting records been adequate for us to satisfy ourselves about the pre-development costs recorded in the balance sheets, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Stillwater Hydro Partners L.P. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




January 28, 2005

STILLWATER HYDRO PARTNERS
BALANCE SHEETS
December 31, 2004 and 2003




                                                         2004            2003
                                                     -----------     -----------
ASSETS

Cash ...........................................      $   76,830      $   51,260
Account receivable from Niagara Mohawk .........         119,646         101,785
Prepaid expenses ...............................         124,117         116,969
Deferred financing costs, net of
accumulated amortization of $878,124
 in 2004 and $802,070 in 2003 ..................         238,029         314,081
Hydro facility, net of accumulated
depreciation of $3,341,758 in 2004
 and $3,051,315 in 2003 ........................       7,635,713       7,873,309
                                                      ----------      ----------

TOTAL ASSETS ...................................      $8,194,335      $8,457,404
                                                      ==========      ==========




LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses ..........      $  198,756      $  187,793
Accrued interest ...............................       1,560,318       1,397,953
Bonds payable ..................................       4,021,054       4,554,898
Due to partners ................................         353,047         353,047
Due to withdrawing partner .....................       1,000,000       1,000,000
                                                      ----------      ----------
TOTAL LIABILITIES ..............................       7,133,175       7,493,691
                                                      ----------      ----------
COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL ..............................       1,061,160         963,713
                                                      ----------      ----------
TOTAL LIABILITIES AND PARTNERS'
  CAPITAL ......................................      $8,194,335      $8,457,404
                                                      ==========      ==========



See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS
STATEMENTS OF INCOME AND PARTNERS' CAPITAL
December 31, 2004 and 2003




                                                       2004             2003
                                                   -----------      -----------

POWER SALE REVENUE ...........................     $ 1,384,237      $ 1,310,630
                                                   -----------      -----------

OPERATING EXPENSES
Depreciation and amortization ................         366,497          362,093
Administration and operations ................          87,995           87,367
Insurance ....................................          78,647           73,436
Repairs and maintenance ......................          24,546           15,130
PILOT and real estate taxes ..................          91,955           86,415
Professional fees ............................          11,513           19,767
Easement and land payments ...................          30,967           29,733
Miscellaneous fees ...........................          20,772           19,591
Utilities ....................................           3,932            3,200
                                                   -----------      -----------

TOTAL OPERATING EXPENSES .....................         716,824          696,732
                                                   -----------      -----------

OPERATING INCOME .............................         667,413          613,898
                                                   -----------      -----------

OTHER INCOME (EXPENSE)
Interest income ..............................              49               83
Interest expense .............................        (570,015)        (621,030)
                                                   -----------      -----------

TOTAL OTHER INCOME (EXPENSE) .................        (569,966)        (620,947)
                                                   -----------      -----------

NET INCOME (LOSS) ............................          97,447           (7,049)

PARTNERS' CAPITAL, BEGINNING OF YEAR .........         963,713          970,762
                                                   -----------      -----------

PARTNERS' CAPITAL, END OF YEAR ...............     $ 1,061,160      $   963,713
                                                   ===========      ===========



See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS
STATEMENTS OF CASH FLOWS
December 31, 2004 and 2003




                                                             2004         2003
                                                         ----------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ....................................   $  97,447    $  (7,049)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
Depreciation and amortization ........................     366,497      362,093
Changes in operating assets and
liabilities
 (Increase) decrease in:
Account receivable ...................................     (17,861)      24,387
Prepaid expenses .....................................      (7,148)     (23,047)
  Increase in:
Accounts payable and accrued expenses ................      10,963       20,682
Accrued interest .....................................     162,365      158,708
                                                         ---------    ---------
NET CASH PROVIDED BY OPERATING
   ACTIVITIES ........................................     612,263      535,774

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of hydro facility ...........................     (52,849)        --
                                                         ---------    ---------
NET CASH USED BY INVESTING ACTIVITIES ................     (52,849)        --

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of bonds payable ............................    (533,844)    (466,800)
Decrease in due to partners ..........................        --        (23,000)
                                                         ---------    ---------
NET CASH USED BY FINANCING ACTIVITIES ................    (533,844)    (489,800)
                                                         ---------    ---------

NET INCREASE IN CASH .................................      25,570       45,974

CASH AT BEGINNING OF YEAR ............................      51,260        5,286
                                                         ---------    ---------

CASH AT END OF YEAR ..................................   $  76,830    $  51,260
                                                         =========    =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
INFORMATION

Cash paid during the year for interest ...............   $ 407,650    $ 462,322
                                                         =========    =========


See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2003




NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Stillwater Hydro Partners, L.P. (the Partnership) was formed for the purpose of acquiring, developing, constructing, owning, financing, managing, operating and maintaining a hydroelectric project (the Project) located in Stillwater, New York. The Partnership was formed on March 2, 1989 and the project began commercial operations on April 26, 1993. The Partnership has an agreement (The Power Sale Agreement) to sell the power produced by the Project to Niagara Mohawk Power Corporation ("Niagara") for a fixed rate for a term of 38 years.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Financing Costs

Deferred financing costs consist of legal and other costs incurred in obtaining construction and term financing for the Partnership and are being amortized over the term of the bonds payable using the straight-line method.

Hydro Facility

The hydro facility is stated at cost and consists primarily of site acquisition, construction, engineering, and equipment costs associated with the development and construction of the Project. The cost of the hydro facility is being depreciated over the term of the power sale agreement using the straight-line method.

Income Taxes

The Partnership is not subject to income taxes since the Partnership's profits and losses are reported on the individual partners' tax returns.


NOTE B - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions, which from time to time exceed the federal depository insurance coverage limit, an account receivable from Niagara.

NOTE C - RESTRICTED CASH

All Partnership cash is restricted in accordance with the Partnership's financing agreements. (See Note D)

NOTE D - FINANCING AGREEMENTS

The Partnership has agreements for Project financing through CIT Group/Equipment Financing, Inc. (CIT), consisting of County of Saratoga Industrial Development Agency Industrial Revenue Bonds.

Bonds payable under the agreements are as follows at December 31, 2004 and 2003:

                                                          2004            2003
                                                          ----            ----

Fixed rate term bond with variable
quarterly principal payments plus
interest at 10.42% ...............................     $3,036,000     $3,648,000

Floating rate term bond with variable
quarterly principal payments plus interest
at prime plus 1.25% or LIBOR plus 3.5% at
the option of the Partnership.  The interest
rate in effect at December 31, 2004 was
LIBOR (1.51%) plus 3.5% ..........................        985,054        906,898
                                                       ----------     ----------
                                                       $4,021,054     $4,554,898
                                                       ==========     ==========

Security for the bonds consists of the Partnership's assets including contracts.

In accordance with the terms of the bonds, the Partnership must meet certain requirements, including a requirement to notify CIT of an adverse change in the operations, prospects or condition of the Partnership.

During 2004 and 2003, the Partnership has operated under an oral agreement by which CIT permitted the Partnership to defer principal payments of $37,500 each quarter. The Partnership is credited with the full quarterly payment due for the fixed rate term bond, although it pays $37,500 per quarter less than required under the contractual terms of the fixed rate term bond. The floating rate term bond is increased by $37,500 per quarter to offset the credit given for the fixed rate term bond.

During 2001, with the permission of CIT, the Partnership did not make scheduled principal payments of $129,000 on the fixed rate term bond and $15,143 on the floating rate term bond. During 2002, the $129,000 was credited to the fixed rate term bond and added to the floating rate term bond as described above.

The scheduled repayment of bonds payable is as follows at December 31, 2004:

                      2005           $   746,864
                      2006               816,144
                      2007               891,680
                      2008             1,566,366
                                     -----------
                                     $ 4,021,054
                                     ===========

NOTE E - COMMITMENTS AND CONTINGENCIES

In the event of early termination of the Power Sale Agreement, the Partnership is required to pay Niagara an amount equal to the difference between total power previously sold at the fixed rate, as compared to total power previously sold at 90% of the long run avoided cost plus 10% annual interest. Amounts contingently due under this agreement are secured by a subordinate interest in the hydro facility and totaled $6,891,904 and $6,358,190 at December 31, 2004 and 2003, respectively.

Under the terms of a Purchase Agreement, the Partnership is obligated to pay the seller additional consideration equal to 1.25% of the Project's gross annual revenues as defined in the Power Sale Agreement with a minimum annual payment of $10,000. Additional consideration under this agreement totaled $17,303 and $16,383 in 2004 and 2003, respectively.

Under the terms of a Hydroelectric Easement Agreement, the Partnership is obligated to pay the grantor additional consideration equal to 1% of the Project's gross annual revenues as defined in the Power Sale Agreement. Additional consideration under this agreement totaled $13,664 and $13,350 in 2004 and 2003, respectively.

The Partnership's financing agreements (See Note D) contain provisions for the payment of contingent fees to CIT of 18.5% of project available cash flows as defined in the agreements. There were no fees incurred in 2004 and 2003.

The realization of the cost of the hydro facility and other assets is contingent upon the generation of adequate revenue by the Project. The revenue generation is affected by waterflow in the river in which the Project is located and the continuation of the Power Sale Agreement.


NOTE F - RELATED PARTY TRANSACTIONS

In 1994, Ridgewood Energy Electric Power, L.P. (Ridgewood) elected to withdraw from the Partnership and, in accordance with the Partnership agreement, was to receive $1,000,000 plus interest at 12% to be paid in annual amortizing installments of $201,303 commencing May 16, 1995 and continuing through May 16, 2002. The payments to Ridgewood are subordinate to certain other distributions that may be made as outlined in the partnership agreement and the general obligations of the Partnership. Due to cash flow restrictions, the Partnership was unable to make the scheduled principal and interest payments in 2004 and 2003. Any future payments under this agreement are dependent upon the Partnership's ability to generate sufficient cash flows.

Interest to Ridgewood in connection with its withdrawal totaled $120,000 in 2004 and 2003. Accrued interest payable to Ridgewood is $1,275,615 and $1,155,615 at December 31, 2004 and 2003, respectively.

At December 31, 2004 and 2003 amounts due to partners represent operating advances made by NewRic - Stillwater Hydro Partners, L.P. The advances are payable on demand, subject to sufficient Project cash flows, and bear interest at the greater of 12% or prime plus 3% (12% at December 31, 2004). Accrued interest on these advances totaled $284,703 and $242,338 at December 31, 2004 and 2003, respectively.

The Partnership has entered into contracts with an affiliate of one of the general partners for the operation and maintenance of the hydro facility. Amounts and balances due in connection with these agreements consisted of the following as of and for the years ended December 31, 2004 and 2003:

                                                  2004            2003
                                              ----------      ----------
   Purchase of operations and
      maintenance services                    $   28,223      $   27,400

   Accounts payable and accrued
      expenses                                $   85,257      $   57,035